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                                                                   EXHIBIT 10.15

                                   SCHEDULE B

                       ASPREVA PHARMACEUTICALS CORPORATION

                                                           As of August 25, 2003

Dr. Reinhard Baildon
308 Arbana
Ann Arbor, MI
U.S.A. 48103

Dear Dr. Baildon:

                         RE: CHANGE IN CONTROL AGREEMENT

                  Aspreva Pharmaceuticals Corporation (the "CORPORATION") considers it essential to the best interests of its members to foster the continuous employment of its senior executive officers. In this regard, the Board of Directors of the Corporation (the "BOARD") has determined that it is in the best interests of the Corporation and its members that appropriate steps should be taken to reinforce and encourage management's continued attention, dedication and availability to the Corporation in the event of a Potential Change in Control (as defined in Section 2), without being distracted by the uncertainties which can arise from any possible changes in control of the Corporation.

                  In order to induce you to agree to remain in the employ of the Corporation, such agreement evidenced by the employment agreement entered into as of the date of this Agreement between you and the Corporation (the "EMPLOYMENT AGREEMENT") and in consideration of your agreement as set forth in
Section 3 below, the Corporation agrees that you shall receive and you agree to accept the severance and other benefits set forth in this Agreement should your employment with the Corporation be terminated subsequent to a Change in Control (as defined in Section 2) in full satisfaction of any and all claims that now exist or then may exist for remuneration, fees, salary, bonuses or severance arising out of or in connection with your employment by the Corporation or the termination of your employment:

1.       TERM OF AGREEMENT.

                  This Agreement shall be in effect for a term commencing on the Effective Date of the Employment Agreement (as therein defined) and ending on the date of termination of the Employment Agreement.

2.       DEFINITIONS,

         (a) "Affiliate" means a corporation that is an affiliate of the Corporation under the Securities Act (British Columbia), as amended from time to time.

         (b) "Change in Control" of the Corporation shall be deemed to have occurred:

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                  (i)      if a merger, amalgamation, arrangement,
                           consolidation, reorganization or transfer takes place in which Equity Securities of the Corporation possessing more than 50% of the total combined voting power of the Corporation's outstanding Equity Securities are acquired by a person or persons different from the persons holding those Equity Securities immediately prior to such transaction, and the composition of the Board following such transaction is such that the directors of the Corporation prior to the transaction constitute less than 50% of the Board membership following the transaction, except that no Change in Control will be deemed to occur if such merger, amalgamation, arrangement, consolidation, reorganization or transfer is with any subsidiary or subsidiaries of the Corporation;

                  (ii) if any person, or any combination of persons (different from those person(s) holding Equity Securities prior to the date hereof) acting jointly or in concert by virtue of an agreement, arrangement, commitment or understanding shall acquire or hold, directly or indirectly, 50% or more of the voting rights attached to all outstanding Equity Securities; or

                  (iii) if any person, or any combination of persons (different from those person(s) holding Equity Securities prior to the date hereof) acting jointly or in concert by virtue of an agreement, arrangement, commitment or understanding shall acquire or hold, directly or indirectly, the right to appoint a majority of the directors of the Corporation; or

                  (iv) if the Corporation sells, transfers or otherwise disposes of all or substantially all of its assets, except that no Change of Control will be deemed to occur if such sale or disposition is made to a subsidiary or subsidiaries of the Corporation.

                  provided however, that a Change in Control shall not be deemed to have occurred if such Change in Control results solely from the issuance of Equity Securities in connection with a bona fide financing or series of financings by the Corporation.

         (c) "Base Salary" shall mean the annual base salary, as referred to in Section 3 (Base Salary), and as adjusted from time to time in accordance with Section 5 (Annual Review), of the Employment Agreement.

         (d) "Bonus" shall mean the bonus referred to in Section 6 (Performance Bonus) of the Employment Agreement.

         (e) "Cause" shall have the meaning set out in Section 19 (Termination by the Corporation for Cause) of the Employment Agreement.

         (f) "Date of Termination" shall mean, if your employment is terminated, the date specified in the Notice of Termination.

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         (g)      "Equity Security" in respect of a security of the Corporation, shall have the meaning ascribed thereto in Part 11 of the Securities Act (British Columbia), as it existed on the date of this Agreement, and also means any security carrying the right to convert such security into, exchange such security for, or entitling the holder to subscribe for, any equity security, or into or for any such convertible or exchangeable security or security carrying a subscription right.

         (h) "Good Reason" shall mean the occurrence of one or more of the following events, without your express written consent, within 12 months of Change in Control:

                  (i) a material change in your status, position, authority or responsibilities that does not represent a promotion from or represents an adverse change from your status, position, authority or responsibilities in effect immediately prior to the Change in Control;

                  (ii) a material reduction by the Corporation, in the aggregate, in your Base Salary, or incentive, retirement, health benefits, bonus or other compensation plans provided to you immediately prior to the Change in Control, unless an equitable arrangement has been made with respect to such benefits in connection with a Change in Control;

                  (iii) a failure by the Corporation to continue in effect any other compensation plan in which you participated immediately prior to the Change in Control (except for reasons of non-insurability), including but not limited to, incentive, retirement and health benefits, unless an equitable arrangement has been made with respect to such benefits in connection with a Change in Control;

                  (iv) any request by the Corporation or any affiliate of the Corporation that you participate in an unlawful act; or

                  (v) any purported termination of your employment by the Corporation after a Change in Control which is not effected pursuant to a Notice of Termination satisfying the requirements of clause (i) below and for the purposes of this Agreement, no such purported termination shall be effective.

         (i) "Notice of Termination" shall mean a notice, in writing, communicated to the other party in accordance with Section 6 below, which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated.

         (j) "Potential Change in Control". of the Corporation shall be deemed to. have occurred if:

                  (i) the Corporation enters into an agreement, the consummation of which would result in the occurrence of a Change in Control;

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                  (ii)     any person (including the Corporation) publicly
                           announces an intention to take or to consider taking actions which if consummated would constitute a Change in Control; or

                  (iii) the Board adopts a resolution to the effect that, for the purposes of this Agreement, a Potential Change in Control of the Corporation has occurred.

3.       POTENTIAL CHANGE IN CONTROL.

                  You agree that, in the event of a Potential Change in Control of the Corporation occurring after the Effective Date, and until 12 months after a Change in Control, subject to your right to terminate your employment by issuing and delivering a Notice of Termination for Good Reason, you will continue to diligently carry out your duties and obligations, on the terms set out in the Employment Agreement.


4.       COMPENSATION UPON TERMINATION FOLLOWING CHANGE IN CONTROL.

                  Subject to compliance by you with Section 3, upon your employment terminating pursuant to a Notice of Termination within 12 months after a Change in Control, the Corporation agrees that you shall receive and you agree to accept, the following payments in full satisfaction of any and all claims you may have or then may have against the Corporation, for remuneration, fees, salary, benefits, bonuses or severance, arising out of or in connection with your employment by the Corporation or the termination of your employment:

         (a) If your employment shall be terminated by the Corporation for Cause or by you other than for Good Reason, the terms of the Employment Agreement shall govern and the Corporation shall have no further obligations to you under this Agreement.

         (b) If your employment by the Corporation shall be terminated by you for Good Reason or by the Corporation other than for Cause, then you shall be entitled to the payments and benefits provided below:

                  (i) subject to the withholding of all applicable statutory deductions, the Corporation shall pay you a lump sum equal to 12 months' Base Salary, as referred to in Section 3 (Base Salary) and as adjusted from time to time in accordance with Section 5 (Annual Review) of the Employment Agreement, plus other sums owed for arrears of salary, vacation pay and, if awarded, Bonus;

                  (ii) to the extent permitted by law and subject to the terms and conditions of any benefit plans in effect from time to time, the Corporation shall maintain the benefits and payments set out in Section 7 (Benefits) of the Employment Agreement during the 12 month period;

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                  (iii)    the Corporation shall arrange for you to be provided
                           with such outplacement career counselling services as are reasonable and appropriate, to assist you in seeking new executive level employment; and

                  (iv) all incentive stock options and trust shares granted to you by the Corporation under any stock option and/or trust share agreement that is entered into between you and the Corporation and is outstanding at the time of termination of your employment, which incentive stock options and or trust shares have not yet vested, shall immediately vest upon the termination of your employment and shall be fully exercisable by you in accordance with the terms of the agreement or agreements under which such options were granted.

You shall not be required to mitigate the amount of any payment provided for in this Section 4 by seeking other employment or otherwise, nor will any sums actually received be deducted.

5.       BINDING AGREEMENT.

                  This Agreement shall enure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you die while any amount would still be payable to you under this Agreement if you had continued to live, that amount shall be paid in accordance with the terns of this Agreement to your devisee, legatee or other designee or, if there is no such designee, to your estate.

6.       NOTICES.

                  All notices and other communications that are required or permitted by this Agreement must be in writing and shall be hand delivered or sent by express delivery service or certified or registered mail, postage prepaid, or by facsimile transmission (with written confirmation copy by registered mail) to the parties at the addresses indicated below.

                  IF TO ASPREVA:

                  Aspreva Pharmaceuticals Corporation
                  Farris, Vaughan, Wills & Murphy
                  26th Floor, 700 West Georgia Street
                  Vancouver, BC V7Y 1B3

                  Attn: R. Hector MacKay-Dunn

                  IF TO DR. REINHARD BAILDON:

                  Dr. Reinhard Baildon
                  308 Arbana
                  Ann Arbor, MI
                  U.S.A. 48103

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Any such notice shall be deemed to have been received on the earlier of the date actually received or the date five (5) days after the same was posted or sent. Either party may change its address or its facsimile number by giving the other party written notice, delivered in accordance with this Section.

7.       MODIFICATION AMENDMENTS: ENTIRE AGREEMENT

                  This Agreement may not be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and such officer as may be specifically designated by the Board. No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Except as set forth in your Employment Agreement, no agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

8.       GOVERNING LAW.

                  This Agreement shall be governed by and interpreted in accordance with the laws of the Province of British Columbia and applicable laws of Canada and the parties hereto attorn to the exclusive jurisdiction of the provincial and federal courts of such province.

9.       VALIDITY

                  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

10.      NO EMPLOYMENT OR SERVICE CONTRACT

                  Nothing in this Agreement shall confer upon you any right to continue in the employment of the Corporation for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation or you, which rights are hereby expressly reserved by each, to terminate your employment at any time for any reason whatsoever, with or without cause.

                  If the foregoing sets forth our agreement on this matter, kindly sign and return to the Corporation a copy of this letter.

                                         Yours truly,

                                         ASPREVA PHARMACEUTICALS
                                         CORPORATION

                                         By: /s/ RICHARD M. GLICKMAN
                                             ----------------------------------
                                             Authorized Signatory

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Accepted and agreed to by Dr. Reinhard Baildon as of the 23 day of September,
2003

/s/ REINHARD BAILDON
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Dr. Reinhard Baildon